Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2005, relating to the consolidated financial statements of McLeodUSA Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt of McLeodUSA Incorporated’s ability to continue as a going concern), appearing in the Prospectus that forms part of Registration Statement No. 333-148271 of PAETEC Holding Corp. and appearing in the Current Report on Form 8-K of PAETEC Holding Corp. filed on February 8, 2008.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 8, 2008